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                                                                       EXHIBIT G


                     Amendment Number 2 to Rights Agreement


          The Rights Agreement dated as of June 11, 1987, between Alexander & Alexander Services Inc. (the "Company") and First Chicago Trust Company of New York, as amended and restated as of March 22, 1990, as amended April 21, 1992 (the "Rights Agreement"), is hereby amended, effective as of June 6, 1994, as follows. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Rights Agreement.

          A. Notwithstanding anything to the contrary in the Rights Agreement, none of the following events shall (a) cause any person to become an Acquiring Person, (b) cause the Distribution Date or the Shares Acquisition Date to occur, or
(c) give rise to a Section 11(a)(ii) Event:

          1. The acquisition of 8% Series B Cumulative Convertible Preferred Stock ("Series B Preferred Stock") pursuant to the terms of a Stock Purchase and Sale Agreement dated June 6, 1994 between the Company and American International Group, Inc. ("AIG") (the "Purchase Agreement").

          2.   The acquisition of Class D Common Stock
     ("Class D Stock") of the Company upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock.

          3. The acquisition of Common Stock in exchange for Class D Stock in accordance with the terms of the Class D
     Stock.

          4. The acquisition of Common Stock upon conversion of the Series B Preferred Stock in accordance with the terms of the Series B Preferred Stock.

          5. The acquisition by AIG or its Affiliates of any securities of the Company and the acquisition of any such securities by any transferee thereof, to the extent that such acquisition occurs at or after the time that (i) the Company shall consent or agree to the acquisition of, or the commencement of a tender offer for, or the Board of Directors of the Company shall recommend or, within 10 business days after the commencement of the tender offer, not recommend that shareholders reject, a tender offer for, "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) by any "person" or "group" (within

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      the meaning of Sections 13(d) and 14(d)(2) of the
      Securities Exchange Act of 1934, as amended ("the Exchange Act")), of securities of the Company entitled to vote generally in the election of directors, or securities convertible into or exchangeable for such securities (collectively, "Designated Securities"), representing, when added to the Designated Securities already owned by such person or group, thirty-five percent (35%) or more of such Designated Securities; (ii) the Company shall amend, modify or supplement, or waive the benefit of, this Agreement, as amended to date, so as to permit any acquisition of beneficial ownership of thirty-five percent (35%) or more of the Designated Securities without causing such person or group to become an Acquiring Person or without causing the Distribution Date or the Shares Acquisition Date to occur or without giving rise to a Sec-tion 11(a)(ii) Event; (iii) the Company shall take any action under Section 3-603(c) of the Maryland General Corporation Law to exempt any transaction between the Company and any of its subsidiaries, on the one hand, and any such person or group, or any affiliates of any person or group, on the other hand, who (A) acquire, own or hold beneficial ownership of Designated Securities representing thirty-five percent (35%) or more of such Designated Securities from the provisions of Title 3, Subtitle 6 of the Maryland General Corporation Law or (B) acquire, own or hold beneficial ownership of Designated Securities representing ten percent (10%) or more of such Designated Securities unless such other person or group, or any affiliate of such person or group, enters into a standstill agreement with the Company limiting the acquisition of Designated Securities by such other person or group, or any affiliates of such person or group, to less than 35% of the Designated Securities and such standstill agreement remains in full force and effect;
      (iv) the Company shall issue, sell or transfer, in one or a series of related transactions, Designated Securities to any person or group if after giving effect thereto said person or group shall have, or shall have the then contractual right to acquire through conversion, exercise of warrants or otherwise, more than thirty-five percent (35%) of the combined voting power to vote generally in the election of directors of the Company; or (v) the Company shall agree to merge or consolidate with or into any person, firm, corporation or other legal entity or shall agree to sell all or substantially all its assets to any person, firm, corporation or other legal entity other than (i) a merger or consolidation of one

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      subsidiary of the Company into another or the Company, or
      (ii) a merger or consolidation in which the securities of the Company outstanding before the merger or consolidation are not affected and in which the Company issues equity securities having an aggregate market value of less than 20% of the total market value of the Company's equity securities outstanding prior to such merger or consolidation.

            B. Shares of Class D Stock will be treated under the Rights Agreement as if they were Class C Shares. Without limiting the generality of the foregoing, Rights shall be issued in respect of all shares of Class D Stock that are issuable upon conversion of the Series B Preferred Stock, prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date, as contemplated by Section 3 of the Rights Agreement, provided that, at the option of any holder of Class D Stock, any securities issued upon exercise of such Rights shall be voting only to the extent that the Class D Stock is voting.

            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In all respects not inconsistent with the terms and provisions of this amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed.

            IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested.

ATTEST:                             ALEXANDER & ALEXANDER
                                      SERVICES INC.


/s/ Andrea Schuman                  By:  /s/ R.A. Kershaw
Attorney                                 Vice President & Treasurer

ATTEST:                             FIRST CHICAGO TRUST
                                      COMPANY OF NEW YORK


/s/ Michael J. Kane                 By:  /s/ Joanne Gorostiola
Customer Service Operator                Assistant Vice President